EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Reports 2006 Year-end Reserves, Provides 2007 Production Guidance

Highlights:

-	2.6 Tcfe of proved natural gas and oil reserves
-	108 percent replacement of consolidated reserves, primarily through drilling operations
-	$3.51 per Mcfe consolidated reserve replacement costs before price-related reserve revisions
-	2006 production averaged 798 MMcfe/d, 4-percent growth over 2005

HOUSTON, TEXAS, February 15, 2007—El Paso Corporation (NYSE:EP) reported today that its proved natural gas and oil reserves at December 31, 2006, totaled more than 2.6 trillion cubic feet equivalent (Tcfe), including 222 billion cubic feet equivalent (Bcfe) related to its proportionate interests in Four Star Oil & Gas Company (Four Star). For the year, production averaged 798 million cubic feet equivalent per day (MMcfe/d), including 68 MMcfe/d from Four Star. For the second consecutive year, reserve revisions due to performance were positive. Below is a reconciliation of consolidated proved reserves from December 31, 2005 to December 31, 2006, and a summary of El Paso’s 43.1-percent interest in Four Star Proved reserves at December 31, 2006.

Consolidated Proved Reserves
Bcfe at Dec. 31, 2005	2,415
Production	(266)
Net Sales	(20)
Additions	299
Acquisitions	2
Revisions due to Price	(54)
Revisions due to Performance	39
Bcfe at Dec. 31, 2006 El Paso’s Interest in Four Star Proved Reserves Four Star at December 31, 2006 (Bcfe)	2,415 222

El Paso E&P’s 2006 oil and gas capital expenditures were $1.193 million, and consolidated reserve replacement costs were $4.17 per Mcfe. Consolidated reserve replacement costs were $3.51 per thousand cubic feet equivalent (Mcfe) before price-related reserve revisions.

Approximately 73 percent of the December 31, 2006 proved reserves are proved developed, and 79 percent are natural gas, including Four Star.

2007 Production and Capital Guidance

Including El Paso’s proportionate share of Four Star, the company expects to produce an average of 800 MMcfe/d to 860 MMcfe/d in 2007, which at its midpoint, is a 4-percent increase from 2006 production. Production at Four Star is expected to be between 60 MMcfe/d to 65 MMcfe/d in 2007. The 2007 capital program is planned at $1.7 billion, including $255 million to acquire south Texas producing and undeveloped properties in January 2007 and $85 million of capital for the further development of these properties. In addition, the 2007 capital program includes $200 million for Brazil, primarily for the Camamu Basin development program, which is expected to begin production in 2008 and reach a level of 50 MMcfe/d to 75 MMcfe/d before the end of 2008. Drilling operations for this program are currently underway.

El Paso will provide full details on its 2007 plan for its pipeline and E&P businesses during its February 21, 2007 analyst meeting. The company has scheduled a live webcast of this meeting, which will begin at 8:00 a.m. Eastern Time. A detailed agenda, presentation slides, and the audio webcast of the day's meeting will be available through the company's Web site at www.elpaso.com in the Investors section one hour before the presentations begin.

A replay of the webcast will be available online through the company's Web site in the Investors section. If you have questions regarding access to the webcast, please contact Margie Fox at (713) 420-2903.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Definitions
Reserve replacement ratio = Sum of reserve additions1 / Actual production for the corresponding period

Reserve replacement costs / Mcfe = Total oil and gas capital costs1 / Sum of reserve additions1

1 Reserve additions include reserve revisions, extensions, discoveries, and other additions and acquisitions, and do not include unproved reserve quantities or proved reserve additions attributable to investments accounted for using the equity method. Total oil and gas capital costs include the costs of development, exploration, and property acquisition activities incurred in order to add reserves and exclude asset retirement costs of $19 million in 2006.

Both the reserve replacement ratio and reserve replacement costs are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio is limited because it typically varies widely based on the extent and timing of new discoveries, project sanctioning and property acquisitions. In addition, since the reserve replacement ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Cautionary Statement
The proved reserves attributable to our proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the 2007 plan as set forth in this release; changes in reserve estimates based upon internal and third party reserve analyses; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; the timing of planned capital expenditures; operational risks, uncertainty in estimating reserves, production, and future net cash flows; changes in commodity prices for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; competition; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. The ability to project reserves growth and production in 2007 is dependent on many different factors, which could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to the company’s (and its affiliates’) SEC filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828